                                                                Exhibit 99.1
For Immediate Release
---------------------
January 5, 2006


          NORDSTROM DECEMBER SAME-STORE SALES INCREASE 7.7 PERCENT

    SEATTLE - January 5, 2006 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $1.16 billion for the five-week period ending December 31, 2005, an increase of 10.7 percent compared to sales of $1.05 billion for the five-week period ending January 1, 2005. Same-store sales increased 7.7 percent (1).

    Preliminary quarter-to-date sales of $1.86 billion increased 8.8 percent compared to sales of $1.71 billion in 2004. Quarter-to-date same-store sales increased 5.8 percent.

    Preliminary year-to-date sales of $7.29 billion increased 8.1 percent compared to sales of $6.75 billion in 2004. Year-to-date same-store sales increased 6.0 percent.

SALES RECORDING
    To hear Nordstrom's prerecorded December sales message, please dial (402) 220-6036. This recording will be available for one week.

SALES SUMMARY                  Total Sales                      Same-store Sales (1)
                               -----------                      ----------------
(unaudited;          Fiscal       Fiscal     Percent       Total   Full-Line   Rack
 $ in millions)        2005         2004    Increase      Retail      Stores   Stores
                  ---------    ---------    --------      ------   ---------   ------
December          $1,158.0     $1,046.5       10.7%        7.7%        7.2%    14.6%
Quarter-to-date   $1,864.6     $1,714.1        8.8%        5.8%        5.8%    14.5%
Year-to-date      $7,291.7     $6,745.2        8.1%        6.0%        5.4%    14.7%

Number of stores
 Full-line              98           94
 Rack and other         57           56
 International
 Faconnable
  boutiques             32           31
                       ---          ---
     Total             187          181

Gross square
 footage         20,070,000  19,439,000

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is currently planned as follows:

            January Sales Release         Thurs., Feb. 2, 2006
            Fourth Quarter Earnings       Thurs., Feb. 23, 2006
            February Sales Release        Thurs., Mar. 2, 2006
            March Sales Release           Thurs., Apr. 6, 2006

    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 155 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 98 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and two clearance stores. Nordstrom also operates 32 international Faconnable boutiques in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Investor Contact:                            Media Contact:
Stephanie Allen, 206-303-3262                Deniz Anders, 206-373-3038


(1) Effective February 2005, Nordstrom Direct sales, which include catalog and Internet, are included in Total Retail same-store sales. To serve as a basis for comparison, as this was not the case last year, a presentation of 2004 monthly, quarterly and full-year same-store sales that includes Nordstrom Direct is available on the Investor Relations homepage of our website under Recent Reports.